UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2008

INVITROGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Faraday Avenue, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 603-7200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2008, the Compensation and Organizational Development Committee approved a Form of Change-In-Control Agreements to be used for executive officers hired after September 1, 2008.

The Form Change-In-Control Agreements set out certain benefits to the Company’s executive officers in the event of a change in control. Upon a change in control, the Company must keep the executive in its employ, and the executive must remain in the employ of the Company, for 24 months following the effective date of the change in control. During the 24 month period, the executive’s position, authority, duties and responsibilities cannot be substantially diminished, the place of work must remain within 50 miles of the place where the executive was employed prior to the change in control. In addition, during this period the executive’s base salary cannot be less than the highest annualized base salary received by the executive in the three years immediately prior to the change in control, and the executive is entitled to a cash bonus no less than the higher of the (a) average annualized bonus paid under any incentive compensation plan for the three fiscal years prior to the change in control; and (b) the amount the executive would have been paid but for such executive’s participation in the Company’s deferred compensation arrangement, had the executive’s participation in such arrangement remained in effect following the change in control. The executive also remains eligible for incentive savings and retirement plans, welfare benefit plans generally available to peer executives, and is entitled to reimbursement of business expenses, to obtain fringe benefits, to office and support staff and to vacation time all in accordance with the most favored practices and policies of the Company available to the executive in the 90 days prior to the change in control.

Should the executive’s employment with the Company terminate during the 24 month period, the Company has the following obligations: (a) upon termination by reason of death, to pay all salary, bonuses and other compensation (whether or not deferred), that have not been paid as of the date of termination; (b) upon termination by reason of disability, to pay all salary, bonuses and other compensation (whether or not deferred), that have not been paid as of the date of termination; (c) upon termination for cause, to pay all salary through the termination date plus any deferred compensation; (d) if executive terminates the employment (other than for good reason), to pay all salary, bonuses and other compensation (whether or not deferred), that have not been paid as of the date of termination; and (e) if the Company terminates the employment other than for cause or disability, or the executive terminates the employment for good reason, to (1) pay the aggregate sum of (i) all accrued obligations; (ii) two times the sum of the executive’s annual base salary and the higher of either (A) the average annualized bonus paid (or payable but for a deferral) for the three years immediately preceding the change in control, or (B) the targeted annual bonus payable to the executive under the Company’s incentive compensation plan for the fiscal year the change in control occurs (assuming 100% achievement of Company and executive performance factors); (iii) any guaranteed or targeted long-term incentive bonus that would have been payable within two years of termination; and (iv) an amount equal to the portion of the Company’s contribution to the executive’s 401(k) savings or similar account which has not vested as of the termination date; (2) pay up to $25,000 for executive outplacement services; (3) for the remainder of the 24 months, continue benefits for executive and family as if the employment had not been terminated; (4) vest all outstanding options, warrants, restricted stock grants and other equity awards, and grant the executive 12 months from date of termination to exercise such equity awards; (5) cause the acquiring entity, if any, to assume the Company’s obligations under any equity awards plan, or substitute outstanding equity awards for equity grants in the acquiring entity; and (6) if executive relocated, at the company’s request, in the calendar year of the termination, or the immediately preceding calendar year, pay the cost of relocating the executive to any place, so long as the costs therefor do not exceed the original relocation costs.

The Form of Change-In-Control Agreement for executive officers is attached as Exhibit 99.2 to this Current Report on Form 8-K and are hereby incorporated by this reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws of Invitrogen Corporation

On October 29, 2008 the board of directors amended the bylaws of Invitrogen Corporation.

The bylaw provisions regarding the number of directors (Article II, Section 2.1) and the bylaw provisions regarding advance notice of director nominations and other shareholder proposals (Article I, Section 1.7 and 2.11) were amended in order to:

(i) provide that the board of directors shall determine the number of directors, without referring to a range for the number of positions on the board; and

(ii) expressly state that the advance notice requirements set forth therein apply to all director nominations and other shareholder proposals, whether or not such nominations or proposals are to be included in the Company’s proxy statement.

The Second Amended and Restated Bylaws of Invitrogen are attached as Exhibit 99.1 to this Current Report on Form 8-K and are hereby incorporated by this reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

99.1	Second Amended And Restated Bylaws Of Invitrogen Corporation

99.2	Change-in-Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invitrogen Corporation

Date: November 4, 2008	By:	/s/ David F. Hoffmeister
David F. Hoffmeister Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Second Amended And Restated Bylaws Of Invitrogen Corporation

99.2	Change-in-Control Agreement